NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Dennis Curtin

Weis Markets, Inc.

570-847-3636

dcurtin@weismarkets.com

Twitter @WMKSpokesman

MICHAEL T. LOCKARD TO BECOME WEIS MARKETS’ SENIOR VICE

PRESIDENT AND CHIEF FINANCIAL OFFICER (CFO)

Lockard will succeed long-time CFO Scott Frost who is retiring

Sunbury, PA (January 19, 2021)  – Weis Markets, Inc. (NYSE:WMK) today announced Michael T. Lockard, a long-time financial retail executive, will become the Company’s  Senior Vice President, Chief Financial Officer (CFO) and Treasurer. He will succeed Scott Frost, who is retiring.

To ensure a smooth transition, Mr. Frost will continue to serve as Chief Financial Officer until March 12, at which time Mr. Lockard will assume the role. As Weis Markets’ Chief Financial Officer, Mr. Lockard will oversee the day-to-day management of the company’s accounting, auditing and financial functions. He will report to Jonathan Weis, Weis Markets Chairman and Chief Executive Officer.

Mr. Lockard has more than 25 years of senior-level executive experience in retail, supermarket and supply chain companies, overseeing strategic planning, finance and accounting, information technology and global shared services.

“Michael Lockard is a seasoned financial professional with extensive experience in retail, particularly food retail,” said Jonathan Weis, Weis Markets’ Chairman and Chief Executive Officer. “During his retail career, he has helped drive efficiencies and managed large, multi-discipline financial teams that have been a strong business partner to his respective companies’ merchant, supply chain and store teams. We are pleased to welcome him to our Company and look forward to working with him.”

“We are also grateful to Scott Frost, our retiring CFO, and congratulate him on a successful 42-year career with our company,” said Mr. Weis. “As CFO, he led our financial unit and developed a capable team that will position us for continued success going forward. We wish Scott all the best in his retirement.”

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About Weis Markets

Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 196 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, West Virginia and Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.